EXHIBIT 23.10

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Evandro Cintra, Ph. D., P. Geo., Vice President, Operational Planning and Support of Yamana, hereby consent to the use of my name in connection with the reference to the mineral resource estimate for the Agua Rica Project as at December 31, 2013 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Evandro Cintra
Name:	Evandro Cintra, Ph.D., Professional Geologist
Title:	Vice President, Operational Planning and Support

October 6, 2014